Exhibit 99.1

     LIMITED BRANDS, INC. ANNOUNCES REORGANIZATION INTO THREE BUSINESS GROUPS AND APPOINTMENTS TO ITS
LEADERSHIP TEAM

— Martyn Redgrave named Executive Vice President and Chief Administrative
Officer —

— Jay Margolis appointed Group President, Apparel —

— Deborah Fine tapped as Chief Executive Officer of PINK —

COLUMBUS, Ohio (January 18, 2005) — In an effort to accelerate future growth opportunities, Limited Brands, Inc. (NYSE: LTD) today announced appointments to its leadership team and a reorganization of the company into business groups for lingerie, beauty and personal care, and apparel.

“We are poised for accelerated future growth and we need the depth and breadth of leadership to achieve it,” said Leslie H. Wexner, Chairman and CEO of Limited Brands. “This newly assembled leadership team will provide the needed intense focus and oversight in lingerie, beauty and personal care and apparel to maximize our growth potential.”

Under the reorganization, three business groups will each be led by a Group President who will provide oversight for brand and product across all distribution channels. The new roles are:

  In addition to his current role, Les Wexner will assume group leader responsibilities for lingerie, which includes the Victoria’s Secret megabrand.

  In addition to his current role, Len Schlesinger, Vice Chairman and COO, will oversee beauty and personal care, which includes Bath & Body Works. Both he and Mr. Wexner will share responsibility for Henri Bendel and Victoria’s Secret Beauty.

  Jay Margolis, formerly President/COO of Reebok International, joins Limited Brands, Inc. as Group President, Apparel, with oversight for Express and The Limited.

  Martyn Redgrave, currently Executive Vice President and Chief Financial Officer for Carlson Companies, Inc., will become Executive Vice President and Chief Administrative Officer of Limited Brands, with oversight for all administrative functions of the company.

Both Margolis and Redgrave will join Wexner and Schlesinger as part of the newly formed Limited Brands Executive Committee. V. Ann Hailey, Executive Vice President and Chief Financial Officer, and Sandy West, Executive Vice President, Human Resources, will also serve on this committee which will oversee the financial and operations management of the enterprise and consider future opportunities.

The Company also announced the appointment of Deborah Fine, formerly CEO of Avon Future, as CEO of PINK, to fully develop PINK into a lifestyle brand. Ms. Fine brings with her an extensive background in the fashion, beauty and consumer product industries. Founder and President of Avon Future since 2001, Fine created and launched the Mark business, a brand designed to attract the next generation of Avon buyers and sellers. Prior to joining Avon, Fine held numerous executive positions with Conde Nast Publications as Vice President and Publisher of Glamour, Publisher of Bride's, and Director of Fashion and Retail Advertising for Vanity Fair. She has also held senior management positions with the New York Times Company and The Rupert Murdoch Organization.

Martyn Redgrave brings to Limited Brands an impressive track record in the areas of finance, corporate development, global mergers and acquisitions, enterprise wide business transformations and large scale systems implementations, as well as in driving strategic development and best-in-class governance processes in large complex organizations. During his 11 year tenure with Carlson Companies in Minneapolis, which is the largest privately held hospitality, travel and marketing services company in the world with over $20 billion in system wide sales, Mr. Redgrave has been responsible for worldwide strategic planning and financial management, mergers and acquisitions, strategic sourcing and procurement, as well as all traditional areas of finance and shared services operations. Carlson’s brands include T.G.I. Fridays, Regent Hotels, Radisson Hotels and Resorts, Country Inns and Suites, Park Inns, Seven Seas Cruises, Carlson Marketing Group and Carlson Wagonlit Travel. Prior to joining Carlson Companies, Inc., Martyn spent 14 years in positions of increasing responsibility at Pepsico, Inc. including serving as the Senior Vice President and Chief Financial Officer for both Kentucky Fried Chicken and Taco Bell, as well as the Senior Vice President of Taco Bell and President, General Manager of the Taco Bell’s Northern Division, which included operating responsibility for an over $1 billion revenue business with over 1,200 restaurants. He has been directly responsible for over $10 billion of acquisition, joint venture and divesture transactions in all parts of the world, and has led six major enterprise level business transformations during his tenure with Carlson and Pepsico.

Jay Margolis brings to Limited Brands extensive brand building experience. Previously President/COO of Reebok International, Mr. Margolis also served as EVP/President of the Reebok Specialty Business Groups (with oversight for Ralph Lauren, Rockport and Greg Norman brands) and Chairman/CEO of Esprit de Corporation. Mr. Margolis’ retail experience also includes executive leadership roles at Tommy Hilfiger/Pepe (President/Vice Chairman of the Board) and Liz Claiborne (Vice Chairman, President, Liz Claiborne Sportswear and President Claiborne Men’s).

ABOUT LIMITED BRANDS:
Limited Brands, through Victoria’s Secret, Bath & Body Works, Express, Limited Stores, White Barn Candle Co. and Henri Bendel, presently operates 3,835 specialty stores. Victoria’s Secret products are also available through the catalogue and www.VictoriasSecret.com.

For further information, please contact: Tom Katzenmeyer SVP, Investor, Media and Community Relations Limited Brands, Inc. 614-415-7076 www.Limitedbrands.com